SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

FOR IMMEDIATE RELEASE

WALTER HEWLETT COMMENTS ON PROXY SOLICITATION

PALO ALTO, CA, February 19, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today filed the following open letter to stockholders of Hewlett-Packard Company (NYSE: HWP):

Dear Fellow Hewlett-Packard Stockholder:

As you have probably seen in press reports, we have been on the road talking with HP investors for the past few months. We continue to see the same strong opposition among HP stockholders to the proposed Compaq merger that we have seen since we publicly announced our position against the merger. We believe we are seeing widespread, strong opposition and we are confident that we are doing very well.

Investors and reporters have been asking me to comment on the progress of our solicitation. Let me state for the record that we have no doubts about our strength. Unfortunately, I am advised by counsel that legally I cannot publicly predict the outcome of a proxy contest. Both sides can always claim momentum, but in the end it’s only votes that count. We like where we are and what we’ve heard from investors throughout this campaign.

We have seen comments by some that investors who have sold HP stock must be unhappy with the merger. It has been asserted that others who have increased their holdings must be in favor of the merger. Having spoken with investors who have publicly reported an increase in their HP stake, we know that these blanket assumptions are wrong. In fact, we expect that many who have increased their stake in HP will vote against the merger.

We look forward to speaking with investors about our presentation on strategic alternatives. It shows that a “Focus and Execute” strategy provides a stark contrast to management’s proposed merger with Compaq. The “Focus and Execute” strategy includes innovation, tactical acquisitions and blocking and tackling, rather than betting HP’s future on commodity computing and a protracted and risky integration.

The “Focus and Execute” strategy has three guiding principles:

•	Re-allocate investment to Imaging & Printing to defend HP’s position and capitalize on emerging growth opportunities,

•	Build HP’s mid- and high-end enterprise position by filling key gaps, and

•	Focus on profitability, not scale, in PCs.

By following a “Focus and Execute” strategy, we believe HP has the potential to:

• Realize $14 to $17 greater value per share relative to the proposed merger with Compaq.

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•	Double operating margins from 4.2% to 8.4% by focusing on high-margin businesses and creating a more attractive business mix relative to the proposed merger with Compaq.

HP stockholders deserve all the facts before casting their votes on March 19. HP is an excellent company with extraordinary abilities and terrific employees. Investors and employees deserve better than making a $25 billion mistake by merging with Compaq.

Thank you for your continued support.

Sincerely,

/s/ Walter B. Hewlett

Walter B. Hewlett

Forward-Looking Statements and Assumptions

The views expressed in this release are judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. In addition, where quotations have been used herein, permission to use quotations was neither sought nor obtained. For descriptions of the assumptions related to the forward-looking statements, see the presentation “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the Securities and Exchange Commission (SEC) under cover of Schedule 14-A, February 19, 2002.

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ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Contact:

     Media:
     Joele Frank/Todd Glass
     Joele Frank, Wilkinson Brimmer Katcher
     (212) 355-4449